UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Soliciting Material Pursuant to §240.14a-12

WATCHGUARD TECHNOLOGIES, INC.

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Filed by WatchGuard Technologies, Inc. pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: WatchGuard Technologies, Inc.

Commission File No.: 000-26819

On July 25, 2006, WatchGuard Technologies, Inc. hosted a conference call to discuss the proposed transaction with Gladiator Corporation. The transcript of the call follows.

WatchGuard Technologies, Inc.

Conference Call Script

C O R P O R A T E     P A R T I C I P A N T S

Brad Sparks

WatchGuard Technologies, Inc. - CFO

Ed Borey

WatchGuard Technologies, Inc. - Chairman, President and CEO

C O N F E R E N C E     C A L L     P A R T I C I P A N T S

Jennifer Tennenbaum

RBC Capital Markets - Analyst

Josh Colson

Millenium Partners - Analyst

Samuel Wilson

JMP Securities - Analyst

Vic Mittal

[Claser Capital] - Analyst

Ben Stoller

Harman Stoller Capital - Analyst

Chris Hovis

Morgan Keegan - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the WatchGuard Technologies Inc. conference call. My name is Lauren and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s call, Brad Sparks, Chief Financial Officer for WatchGuard.

Brad Sparks - WatchGuard Technologies, Inc. - CFO

Thank you. Good morning, everyone. On behalf of WatchGuard Technologies, I would like to welcome all of you to today’s conference call to discuss our announcement that the Company’s Board of Directors has approved a definitive agreement under which funds managed by Francisco Partners will acquire all of WatchGuard’s outstanding common shares. Earlier today we issued a press release with the details of the agreement, which you can find on our website, www.WatchGuard.com.

Before we continue, I would like to read some prepared remarks. Certain statements in this call including statements about the potential benefits of the proposed acquisition to WatchGuard shareholders, customers, partners, and employees, and about the expected closing of the proposed acquisition and other statements about our plans, objectives, intentions, and expectations are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.

Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including the risk that the transaction is not consummated or is not consummated within the expected timeframe; the risk that the expected benefits of the proposed transaction are not realized and the other risks described under risk factors in our quarterly report on Form 10-Q for the quarter ended March 31, 2006 and in our SEC filings from time to time. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this call.

Now I will turn the call over to our Chairman and Chief Executive Officer, Ed Borey. Ed?

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

Thank you, Brad. Thank you everyone for joining us today. As Brad mentioned, we issued a press release earlier today announcing that WatchGuard has signed a definitive agreement to be acquired by funds managed by Francisco Partners. I will spend a few minutes reviewing the transaction and then Brad and myself will be available for questions.

Francisco Partners has agreed to buy all the outstanding shares of WatchGuard for $4.25 per share. This is an all-cash transaction of approximately $151 million, which is subject to the approval by the holders of the majority of WatchGuard’s outstanding common stock. Our Board of Directors has unanimously approved this transaction.

As you may well know, and as we previously announced on April 24 of this year, we have retained Wachovia Securities as financial adviser in order to evaluate the strategic alternatives of the Company. I would like to briefly discuss why we believe the transaction is in the best interests of our shareholders, customers, and employees.

As we have consistently reiterated, we have been exploring long-term strategic alternatives to maximize value for our shareholders while protecting the Company’s long-term viability. In order to accomplish these objectives, our Board has approved our entering into a definitive agreement with Francisco Partners whereby funds managed by Francisco will acquire all the outstanding shares of WatchGuard.

Francisco Partners is one of the world’s largest technology focused private equity funds. The Board and Wachovia engaged in a thorough process and we believe the transaction is in the best interests of our shareholders. It provides liquidity and a premium to recent trading prices to WatchGuard shareholders. We believe that this transaction also provides value to WatchGuard employees, partners, and customers by providing a financial platform that can support future growth and development of the Company and its products.

Francisco Partners believes in the value of WatchGuard products as well as our expert understanding of the network security requirements of the SMB. In terms of the timeline, we expect to be able to close in the fourth quarter of this year. As soon as possible, we will file a detailed proxy with the SEC that when final will include the date of the shareholder meeting as well as the details of the extensive process that WatchGuard undertook to arrive at this agreement.

WatchGuard will file a proxy statement and other documents regarding the proposed transaction described in this press release with the Securities and Exchange Commission. We advise you to read the proxy statement and other such materials when they become available because they will contain important information about the acquisition and WatchGuard. You’ll be able to obtain a free copy of the proxy statement and any other documents filed by the Company from the SEC website at www.SEC.gov.

WatchGuard directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of WatchGuard in connection with the proposed transaction. Information about the directors and executive officers of WatchGuard is set forth in the proxy statement for WatchGuard’s 2006 annual meeting of shareholders, which was filed with the SEC on March 17, 2006. You may obtain additional information regarding the interests of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.

At this point, we would be happy to open it up for questions. Operator, please give the participants instructions to ask questions. Thank you.

Q U E S T I O N S     A N D     A N S W E R S

Operator

(OPERATOR INSTRUCTIONS) Mark Sue, RBC Capital Markets.

Jennifer Tennenbaum - RBC Capital Markets - Analyst

This is actually Jennifer Tennenbaum for Mark. Just a couple of questions. First the reasoning behind accepting the Francisco Partners offer versus the Vector offer, which was obviously a little bit higher?

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

Well, I think that the proxy statement will of course outline the entire process, and I would have to say that today’s transaction is a result of a very rigorous process. That process will be captured in the proxy statement and the proxy will explain how the Company was led to the conclusion that the transaction we announced today is in the best interest of our shareholders.

In terms of a definitive agreement, the only definitive agreement that has been reached in this process is with Francisco Partners. A definitive agreement was never reached with Vector.

Jennifer Tennenbaum - RBC Capital Markets - Analyst

Okay, then just secondly in terms of management transitioning, are you and Bob going to stay on?

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

We have always been very open and honest with our employees and with our shareholders and as well as with all participants in the process that we remain control agnostic. I think that at this point Francisco has to evaluate his options and make that determination.

Jennifer Tennenbaum - RBC Capital Markets - Analyst

Okay, thanks. Just lastly, you are still going to report your earnings on the reported date?

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

If that is what the current plan is. I think the only thing that would change that would be if the proxy statement was delayed a couple of days we might want to hold the earnings statement until the proxy was available so that we could answer questions on the proxy and the earnings on the earnings call as well. But I think that it is too early for us to make that decision.

Jennifer Tennenbaum - RBC Capital Markets - Analyst

Okay, great. Thank you very much.

Operator

[Josh Colson], Millennium Partners.

Josh Colson - Millenium Partners - Analyst

A couple of questions. So you said you guys remain control agnostics, does that there are no employment agreements in place for you going forward?

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

Well, we certainly have employment agreements that were whatever employment agreements that were in place prior to any transaction, but there are no agreements with Francisco Partners.

Josh Colson - Millenium Partners - Analyst

Okay. What about your current stock in the Company? Is that rolling over or are you guys going to be cashing out as well?

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

I think that you are going to have to really look at the specifics of the definitive agreement to get into all of those answers.

Josh Colson - Millenium Partners - Analyst

Because I mean, what I am getting at here obviously is I realize you weren’t in a definitive agreement with Vector; however, they did put an offer out there in public strictly contingent on due diligence and a willingness to pay $4.65, so the only reason to me that you would not have struck a deal with them is either they found something in their due diligence or you are protecting yourselves or employees as opposed to shareholders. I realize you are limited in what you can say, but I think that shareholders in this Company currently deserve some sort of explanation as to why you would -- what happened to the $4.65?

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

Josh, the proxy statement will outline in detail the entire process and the shareholders will have the opportunity to look through that process and to see the comprehensiveness, the caution and the care that we have taken in the process. I think that as you review that you’re going to be very comforted by the fact that we have a comprehensive and fair process and you’re going to be comforted by the fact that we’ve achieved the best option that we can for our shareholders.

Josh Colson - Millenium Partners - Analyst

Okay. I hope you are right. Good luck.

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

I think that as we have said, we have said that we are control agnostics. We have also said that increasing shareholder value is the primary focus of not only the management team but the Board of Directors and myself. And certainly I think that the proxy statement will give you comfort that that in fact is the case.

Josh Colson - Millenium Partners - Analyst

Okay, well I hope it does. Thanks, guys.

Operator

Samuel Wilson, JMP Securities.

Samuel Wilson - JMP Securities - Analyst

My questions were answered.

Operator

[Vic Mittal], [Claser Capital].

Vic Mittal - [Claser Capital] - Analyst

I was wondering are the management teams going to roll over their equity in the transaction? Also when the proxy will be filed?

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

I think that first of all, details on the merger agreement will be available when later today, so you’ll be able to get all of your questions regarding the merger and the mechanics answered by reading the merger agreement. So I’m going to refer to you to the merger agreement on the stock issue. The proxy statement I think that at this point we are hopeful that by the end of next week a draft might be prepared.

Vic Mittal - [Claser Capital] - Analyst

Okay, thanks.

Operator

Ben Stoller, HS Capital.

Ben Stoller - Harman Stoller Capital - Analyst

Congratulations on signing a deal, I guess. No, in terms of the breakup feet, any color in terms of what the breakup fee and does it still allow the Company to be shopped? I agree that putting a deal on the table and creating a floor for the stock, but is the Company still in play or is off the market now? Is there are prohibitive breakup fee for anybody else to come in?

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

No. There is a customary breakup fee that is associated with the deal. It is slightly less than 4%. That breakup fee, fee and expenses, probably comes to about $6 million. I would also like to comment, Ben, on a couple other things that you mentioned certainly there is an opportunity for someone in the process to offer a topping bid and the Company, the Board would have to -- would follow its fiduciary responsibilities and would evaluate such a thing.

Ben Stoller - Harman Stoller Capital - Analyst

Very good. We understand. Also any color in terms of the refresh product rollout and how that’s going in Europe and APAC and the U.S. for that matter?

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

We have of course we have 100% refreshed our product wet and we have seen it has been introduced. We think that the early acceptance has been good. It is a little early for it to gain traction. As you know, Ben, it takes a quarter or two to get some traction. We’ve been out in the market now with those products for about one month, but we are greatly encouraged.

Ben Stoller - Harman Stoller Capital - Analyst

Grade. Also one other comment in terms of a press release the other day with the conclusion of the lawsuit with I believe it was SonicWALL. Are there any other outstanding litigations that may affect the closing of this transaction? Or is that the last and final litigation matter?

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

Well, we of course still have the shareholder lawsuit but I can’t really comment on where we are in that process, in resolving that lawsuit.

Ben Stoller - Harman Stoller Capital - Analyst

Very good. I understand. Thank you and congratulations.

Operator

(OPERATOR INSTRUCTIONS) Chris Hovis, Morgan Keegan.

Chris Hovis - Morgan Keegan - Analyst

Most of my questions have been answered. Just had a quick one. Can you remind us how much cash per share you had or just overall cash on the balance sheet?

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

What was the --? We have to give him the Q2 -- Q1 ending cash balance. What was it?

Brad Sparks - WatchGuard Technologies, Inc. - CFO

75.4.

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

75.

Chris Hovis - Morgan Keegan - Analyst

All right, thank you.

Operator

There are no further questions in the queue.

Ed Borey - WatchGuard Technologies, Inc. - Chairman, President and CEO

Okay, well want to thank everyone for participating this morning and have a great morning and have a good day.

Brad Sparks - WatchGuard Technologies, Inc. - CFO

Thanks, everybody. Goodbye.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

About the Transaction

WatchGuard will file a proxy statement and other documents regarding the proposed transaction described in this press release with the Securities and Exchange Commission (SEC). Investors and security holders are advised to read the proxy statement and such other materials when they become available because they will contain important information about the acquisition and WatchGuard. Investors and security holders will be able to obtain a free copy of the proxy statement and any other documents filed by the company from the SEC Web site at www.sec.gov.

WatchGuard’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WatchGuard in connection with the proposed transaction. Information about the directors and executive officers of WatchGuard is set forth in the proxy statement for WatchGuard’s 2006 annual meeting of shareholders, which was filed with the SEC on March 17, 2006. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.